Exhibit 99.1

NEWS RELEASE

For more information contact:

Investors and Analysts:	Media:
Fletcher Chamberlin	Dan Zenka, APR
Treasurer, Investor Relations Director	Director, Global Public Relations
(503) 726-7710	(503) 726-2695
fchamberlin@feico.com	dzenka@feico.com

Don R. Kania Named President and Chief Executive Officer of FEI Company

HILLSBORO, Ore., July 24, 2006 — FEI Company (NASDAQ: FEIC) announced today that Don R. Kania has been named by the Board of Directors as president, chief executive officer and a board member of the company.  Dr. Kania, 51, has most recently been president and chief operating officer of Veeco Instruments Inc. (NASDAQ: VECO), where he has worked since 1998.  Prior to that he held technical and general management positions of increasing responsibility at Lawrence Livermore National Laboratory and Los Alamos National Laboratory.  He holds B.S., M.S. and Ph.D. degrees in physics and engineering from the University of Michigan.  He is expected to start at FEI Company in mid-August 2006.

Dr. William Lattin, lead director of FEI’s board of directors commented, “Don’s background in nanotechnology and capital equipment markets make him a perfect fit as FEI’s new CEO.  I, along with the rest of the board of directors, have confidence that he will make significant, long-term positive contributions to FEI.  I would also like to extend my thanks to Ray Link, our CFO and interim CEO, who along with the other members of the management team has done an outstanding job in running the company during this transition period.”

“Don brings a wealth of business and technological experience to FEI, and I am very excited that he has decided to join our company,” commented Ray Link, chief financial officer and interim chief executive officer of FEI.  “His leadership and background, particularly in Asian markets, will help FEI continue to grow and prosper. He is an outstanding person to add to our already strong and seasoned management team, and we are all looking forward to working with him.”

“FEI has great technology strengths, large and expanding market opportunities and a dedicated group of employees worldwide,” said Dr. Kania.  “I’m looking forward to building on that foundation and working with the existing team to continue our operating improvements, take advantage of our great potential, generate solid returns for our shareholders and create growth opportunities for our employees.”

About FEI

FEI’s Tools for Nanotech™, featuring focused ion- and electron-beam technologies, deliver 3D characterization, analysis and modification capabilities with resolution down to the sub-Ångstrom level and provide innovative solutions for customers working in NanoBiology, NanoResearch and NanoElectronics.  FEI’s solutions deliver ultra-high resolution and automation to speed the pace of product release and production cycles for semiconductor, data storage, and MEMS manufacturers.With R&D centers in North America and Europe, and sales and service operations in more than 50 countries around the world, FEI is bringing the nanoscale within the grasp of leading researchers and manufacturers and helping to turn some of the biggest ideas of this century into reality.  More information can be found on the FEI website at: www.fei.com.